Exhibit 99.1

	CONTACT:	Brad Forsyth
Chief Financial Officer
NEWS RELEASE		(415) 408-4700

Willis Lease Finance Posts Profitable Second Quarter Results as Net Income Totals $1.9 million

NOVATO, CA — August 6, 2010 — Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today reported an 8% year-over-year growth in its lease portfolio contributed to a profitable second quarter — although at lower levels than in the past.  Lower overall portfolio utilization and continuing pressure on lease rates combined with higher borrowing costs to impact profitability. Net income totaled $1.9 million in the second quarter of 2010, compared to $3.1 million in the first quarter of 2010 and $5.0 million in the second quarter of 2009.  After payment of preferred dividends, net income available to common shareholders totaled $1.1 million, or $0.12 per diluted common share, in the second quarter of 2010, compared to $2.3 million, or $0.24 per diluted share, in the first quarter of 2010 and $4.2 million or $0.47 per diluted share in the second quarter a year ago.

Second Quarter and YTD 2010 Highlights (at or for the periods ended June 30, 2010, compared to March 31, 2010, and June 30, 2009)

•                  The lease portfolio increased 8% year-over-year to $971.0 million, with six engines purchased and two engines sold during the second quarter of 2010. Five of the engine purchases, totaling $37.8 million, closed in the last two weeks of the quarter, having little impact on year-to-date revenues.

•                  Average utilization was 87% in the quarter compared to 92% a year ago.

•                  Lease rent revenues were relatively flat as the expansion of the engine portfolio helped offset lower portfolio utilization and pressure on lease rates. Lease rent revenues totaled $25.3 million, compared to $26.1 million in the preceding quarter and $25.3 million in the second quarter of 2009.  Year-to-date, lease rents were $51.3 million, up slightly from $51.2 million a year ago.

•                  Maintenance reserve revenues contributed $7.2 million to total revenues, compared to $6.8 million in the prior quarter and $7.6 million in the year ago quarter. Year-to-date, maintenance reserve revenues contributed $14.0 million, down from $15.3 million in the first half of 2009.

•                  Gains on sale of leased equipment contributed $0.1 million to second quarter revenues compared to $0.4 million in the year ago quarter.  For the first half of 2010, gain on sale of leased equipment contributed $2.3 million to revenues compared to $0.8 million a year ago.

•                  Total net finance costs for the reporting quarter increased 32% year-over-year, resulting from higher financing rates, reflecting the 175 basis point increase in the cost of the revolving debt facility that was renewed in the fourth quarter of 2009, as well as an increase in average debt outstanding. Net finance costs were further reduced in the year ago quarter due to the recording of a gain on extinguishment of debt of $0.9 million, generated from debt repurchase.

•                  Liquidity available from warehouse and revolving credit facilities was $86.5 million at quarter end, down slightly from $96.5 million at the end of the first quarter of 2010, but up from $72.1 million at the end of 2009.

•                  Book value per common share increased 2% to $20.04 compared to $19.65 a year ago.

“While the current quarter profits reflect the continuing competitive pressures we are seeing in the engine leasing business, we believe the fundamentals for growth in demand for leased engines and stabilization of lease rents are in place. In June, the International Air Transport Association (IATA) predicted the global airline industry will turn a profit of $2.5 billion and reported that revenues have reached 75% of pre-crisis levels,” said Charles F. Willis, President and CEO. “We are seeing improved demand for leased engines in Europe, Asia and Latin America, and are encouraged by developments in Russia and Eastern Europe as the governments of the former Soviet block nations are streamlining their tax and regulatory systems to make it easier to acquire or lease modern engines and aircraft.”

“While overall conditions in the aviation industry are improving and demand for leased engines is on the rise, we are still facing an oversupply of certain types of engines in the market as well as pressure on lease rates across the board,” said Donald A. Nunemaker, Executive Vice President & General Manager-Leasing. “However, since the beginning of June we have experienced a significant increase in the number of requests for leased engines compared to earlier in the year, and new lease activity has increased noticeably. We believe that the oversupply of spares is gradually being absorbed by greater demand and that pricing power is beginning to shift back to the lessors.”

Average utilization in the second quarter remained at 87%, the same as the first quarter but down from 92% in the year ago quarter. “The utilization rate at the end of the second quarter of 88% benefited from the placement of several engines on temporary ‘stand-by’ leases in June,” Nunemaker noted. “These leases are used to strategically position engines with lessees that have the highest potential to enter into a lease at market rates, but while on standby have nominal rents. Excluding the engines on stand-by leases, utilization was 83% at quarter end. That said, since quarter end, we are pleased that nearly half the engines on stand-by leases at June 30, by book value, have been placed on lease or are in the process of being placed on lease at market rates.”

“We continue to manage our interest rate risk by employing interest rate swaps to hedge against future hikes in interest rates, with swaps currently covering 76% of our debt,” said Brad Forsyth, Chief Financial Officer.   “Costs associated with swaps accounted for $4.9 million of our interest expenses in the current quarter and $9.8 million in the first six months of 2010. We feel we are adequately hedged and therefore did not increase our swap position during the quarter. We look forward to the maturation of $94.0 million of our higher cost swaps, or 18% of our total swap position, in the second half of this year, which will favorably impact our borrowing costs going forward.”

The blended federal and state effective tax rate for the first half of 2010 was 36.0%. In the first half of 2009, a change in California tax law in the period resulted in a reduction in the state income tax rate used to calculate the Company’s combined federal and state income tax provision, resulting in a reduction in future taxes and boosting earnings by $1.8 million in the period.

Balance Sheet

“In the second quarter of 2010, we sold two engines and purchased six engines, all of which were immediately placed on long term leases,” Nunemaker noted.  At June 30, 2010, the Company had 172 commercial aircraft engines, 4 aircraft parts packages and 4 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $971.0 million, compared to 164 commercial aircraft engines, 3 aircraft parts packages and 4 aircraft and other engine-related equipment in its lease portfolio with a net book value of $895.0 million a year ago. The Company’s funded debt-to-equity ratio was 3.24 to 1 at June 30, 2010, compared to 3.36 to 1 a year ago.

“With the continuing pressure on our stock price, we initiated several share repurchase transactions in the quarter,” said Forsyth.  “Year-to-date, we have repurchased 23,786 shares of common stock and anticipate a greater level of repurchase activity if our stock continues to trade at a significant discount to book value.”  Book value per common share increased 2% to $20.04 compared to $19.65 a year ago.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines and aircraft to commercial airlines, aircraft engine manufacturers, air cargo carriers and maintenance, repair and overhaul facilities worldwide. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines. In July 2009, Willis Lease Finance was ranked 19th on Fortune Small Business Magazine’s America’s list of 100 fastest growing small public companies.

Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
	2010	2009	Change	2010	2009	Change
REVENUE
Lease rent revenue	$25,280	$25,283	(0.0)%	$51,332	$51,178	0.3%
Maintenance reserve revenue	7,218	7,558	(4.5)%	13,982	15,334	(8.8)%
Gain on sale of leased equipment	89	395	(77.5)%	2,309	758	204.6%
Other income	191	154	24.0%	854	699	22.2%
Total revenue	32,778	33,390	(1.8)%	68,477	67,969	0.7%

EXPENSES
Depreciation expense	11,314	9,997	13.2%	23,057	20,349	13.3%
Write-down of equipment	—	175	(100.0)%	—	928	(100.0)%
General and administrative	5,750	6,395	(10.1)%	13,052	12,622	3.4%
Technical expense	2,712	1,313	106.5%	4,349	2,337	86.1%
Net finance costs
Interest expense	10,409	8,807	18.2%	20,906	17,117	22.1%
Interest income	(68)	(54)	25.9%	(96)	(204)	(52.9)%
Gain on extinguishment of debt	—	(895)	(100.0)%	—	(895)	(100.0)%
Total net finance costs	10,341	7,858	31.6%	20,810	16,018	29.9%
Total expenses	30,117	25,738	17.0%	61,268	52,254	17.3%

Earnings from operations	2,661	7,652	(65.2)%	7,209	15,715	(54.1)%

Earnings from joint venture	273	240	13.8%	535	455	17.6%

Income before income taxes	2,934	7,892	(62.8)%	7,744	16,170	(52.1)%
Income tax expense	1,027	2,873	(64.3)%	2,787	4,129	(32.5)%
Net income	$1,907	$5,019	(62.0)%	$4,957	$12,041	(58.8)%

Preferred stock dividends paid and declared-Series A	782	782	0.0%	1,564	1,564	0.0%
Net income attributable to common shareholders	$1,125	$4,237	(73.4)%	$3,393	$10,477	(67.6)%

Basic earnings per common share	$0.13	$0.50		$0.39	$1.25

Diluted earnings per common share	$0.12	$0.47		$0.37	$1.17

Average common shares outstanding	8,729	8,432		8,695	8,408
Diluted average common shares outstanding	9,255	9,016		9,295	8,936

Consolidated Balance Sheets

(In thousands, except share data, unaudited)

	June 30, 2010	Dec. 31, 2009	June 30, 2009
ASSETS
Cash and cash equivalents	$1,685	$2,056	$39,067
Restricted cash	70,389	59,630	81,482
Equipment held for operating lease, less accumulated depreciation	970,984	976,822	894,992
Equipment held for sale	11,076	14,263	11,238
Operating lease related receivable, net of allowances	6,739	5,783	9,535
Notes receivable	1,081	943	—
Investments	10,752	10,701	10,474
Assets under derivative instruments	—	3,689	7,480
Property, equipment & furnishings, less accumulated depreciation	7,257	7,296	7,471
Equipment purchase deposits	2,082	2,082	5,625
Other assets	13,148	14,437	17,370
Total assets	$1,095,193	$1,097,702	$1,084,734

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$11,276	$14,352	$14,002
Liabilities under derivative instruments	16,385	11,584	16,023
Deferred income taxes	69,156	69,118	63,672
Notes payable	716,754	726,235	711,445
Maintenance reserves	51,721	46,752	58,316
Security deposits	5,914	5,481	5,992
Unearned lease revenue	3,025	3,387	3,400
Total liabilities	874,231	876,909	872,850

Shareholders’ equity:
Preferred stock	$31,915	$31,915	$31,915
Common stock ($0.01 par value)	94	92	92
Paid-in capital in excess of par	61,861	60,671	59,535
Retained earnings	139,795	136,402	127,640
Accumulated other comprehensive loss, net of tax	(12,703)	(8,287)	(7,298)
Total shareholders’ equity	220,962	220,793	211,884

Total liabilities and shareholders’ equity	$1,095,193	$1,097,702	$1,084,734

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Note:  Transmitted on GlobeNewswire on August 6, 2010 at 5:30 a.m. PDT.